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                                  EXHIBIT 99.1

May 30, 2003

NB&T Financial Group, Inc., (the "Company") parent company of The National Bank and Trust Company, Wilmington, Ohio, announced today the Company has been approved for listing on The Nasdaq SmallCap Market under the trading symbol NBTF. The Company expects the listing to begin June 2, 2003.

Timothy L. Smith, the Company's President and CEO, stated, "We are excited to be on Nasdaq. We have grown to approximately $700 million in assets serving nine counties in Ohio with a full range of financial services including banking, asset management and insurance." Mr. Smith added, "We believe it's time to make our stock more accessible to current and potential future shareholders".

NB&T Financial Group, Inc. is the parent company of The National Bank and Trust Company. The National Bank and Trust Company operates 21 banking offices and an insurance subsidiary, NB&T Insurance Agency, Inc., in Clinton, Clermont, Brown, Warren, Highland, Adams, Fayette, Auglaize and Hardin counties.